Exhibit 10.2

SCHLUMBERGER 2013 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (as may be amended, the “Agreement”) is granted effective as of [date] by Schlumberger Limited (the “Company”), for the benefit of [__________________] (“Employee”), pursuant to the Schlumberger 2013 Omnibus Stock Incentive Plan, as may be amended (the “Plan”).  Capitalized terms used in this Agreement but not defined herein are defined in the Plan.

1.Award.  In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of “Restricted Stock Units.”  The number of Restricted Stock Units subject to this award are set forth in an award notice previously delivered to Employee (the “Award Notice”).  Restricted Stock Units are notional units of measurement denominated in shares of common stock of the Company, $.01 par value per share (“Common Stock”).  Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth herein and in the Plan.

2.Vesting of Restricted Stock Units.  The period of time between the grant date specified in the Award Notice (the “Grant Date”) and the vesting of Restricted Stock Units (and the termination of restrictions thereon) is the “Restricted Period.”

(a)Normal Vesting.  The Restricted Stock Units will vest in a single vesting on the third anniversary of the Grant Date (“Vesting Date”), provided that the Employee has been continuously employed by the Company or any of its Subsidiaries from the Grant Date to the Vesting Date.  Except as provided in Section 2(b) below, if there is any Termination of Employment (as defined in Section 11 below) during the period from and between the Grant Date until and including the Vesting Date, Employee will immediately and automatically forfeit all Restricted Stock Units.  Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, will be resolved by the Committee (as defined in Section 11 below), and its determination will be final.

(b)Acceleration on Death or Disability.  Upon Termination of Employment by reason of Employee’s death or Disability (as defined in Section 11 below) or upon Employee’s Disability prior to Termination of Employment (as determined by the Committee and within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”)), all Restricted Stock Units that are not vested at that time immediately and automatically will become vested in full.

(c)Retirement.  Upon Termination of Employment from the Company and its Subsidiaries by reason of Employee’s Retirement (as defined in Section 11 below), the Restricted Stock Units will continue to vest following Termination of Employment as if Employee continued to be employed with the Company or any of its Subsidiaries, subject to forfeiture in the discretion of the Committee in the event that Employee engages in Detrimental Activity (as defined in Section 11 below).

3.Settlement of Restricted Stock Units.  If Employee’s Restricted Stock Units vest in accordance with the normal vesting schedule described in the first sentence of Section 2(a) above or pursuant to Section 2(b) above, payment of vested Restricted Stock Units will be made as soon as administratively practicable, but in no event later than 2-1/2 months following the date that the Restricted Stock Units vest (the date of any such payment, the “Settlement Date”).  Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, settle the vested Restricted Stock Units in cash based on the Fair Market Value (as defined in Section 11 below) of the shares of Common Stock on the settlement date.

4.Forfeitures of Restricted Stock Units.

(a)At any time during the Restricted Period, upon a Termination of Employment for any reason that does not result in an acceleration or continuation of vesting pursuant to Section 2, Employee will immediately and automatically forfeit all unvested Restricted Stock Units, without the payment of any consideration.  Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Restricted Stock Units.

(b)Notwithstanding any provision in this Agreement to the contrary, if at any time during the Restricted Period, Employee engages in Detrimental Activity, Employee will immediately and automatically forfeit all Restricted Stock Units without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Restricted Stock Units.

5.Restrictions on Transfer.

(a)Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise (any of the foregoing, a “Transfer”), other than (i) to the Company as a result of the forfeiture of Restricted Stock Units, or (ii) by will or the laws of descent and distribution.  Payment of Restricted Stock Units after Employee’s death will be made to Employee’s estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such payment under applicable laws of descent and distribution.

(b)Consistent with the foregoing, no right or benefit under this Agreement will be subject to Transfer, and any such attempt to Transfer, will have no effect and be void.  No right or benefit hereunder will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Employee attempts to Transfer any right or benefit hereunder or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt will have no effect and be void and immediately upon any such attempt the Restricted Stock Units will terminate and become of no further effect.

6.Rights as a Stockholder.  Employee will have no rights as a stockholder of the Company with regard to the Restricted Stock Units.  Rights as a stockholder of the Company will arise only if the Restricted Stock Units are settled in shares of Common Stock pursuant to Section 3 above.

7.Taxes.  To the extent that the receipt of Restricted Stock Units hereunder or the payment upon lapse of any restrictions results in income to Employee for federal or state income tax purposes or in any other case where the Company holds the view that it is obligated to withhold taxes, Employee shall deliver to the Company immediately prior to the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold for a number of vested Restricted Stock Units or cash or other form of remuneration then or thereafter payable to Employee equal to any tax required to be withheld due to such resulting compensation income.

8.Changes in Capital Structure.  As more fully described in the Plan, if the outstanding shares of Common Stock at any time are changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Restricted Stock Units will be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

9.Compliance With Securities Laws.  The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations or the laws of any other country.  Prior to the issuance of any shares of Common Stock pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.Limitation of Rights.  Nothing in this Agreement or the Plan may be construed to:

(a)give Employee or any other person or entity any right to be awarded any further Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b)give Employee or any other person or entity any interest in any fund or in any specified asset or assets of the Company (other than the Restricted Stock Units); or

(c)confer upon Employee or any other person or entity the right to continue in the employment or service of the Company or any Subsidiary.

11.Definitions.

(a)“Agreement” is defined in the introduction.

(b)“Award Notice” is defined in Section 1.

(c)“Clawback Policy” is defined in Section 15.

(d)“Code” is defined in Section 2(b).

(e)“Committee” means the Compensation Committee of the Board of Directors of the Company.

(f)“Common Stock” is defined in Section 1.

(g)“Company” means Schlumberger Limited.

(h)“Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where Employee: (i) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries; (ii) enters into employment with or otherwise provides services to (A) any company listed, as of the date of Employee’s Termination of Employment, on the Philadelphia Oil Service Sector Index (or any

successor index) or (B) any affiliate of any such listed company, in either case  under circumstances suggesting that Employee will be using unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enters into employment with or otherwise provides services to any Direct Competitor; (iv) engages or employs, or solicits or contacts with a view to the engagement or employment of, any person who is an employee of the Company or its Subsidiaries; (v) canvasses, solicits, approaches or entices away or causes to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the Restricted Period; (vi) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary; or (vii) takes any action that otherwise harms the business interests, reputation, or goodwill of the Company or its Subsidiaries.  The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether Employee has engaged in “Detrimental Activity.”

(i)“Direct Competitor” means, as of the date of this Agreement any of the following: (i) Halliburton Company, Baker Hughes, Incorporated, Weatherford International plc, and any other oilfield equipment and services company; and (ii) any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry, including in all cases in (i) and (ii) above, any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.

(j)“Disability” means such disability (whether physical or mental impairment) which totally and permanently incapacitates the Employee from any gainful employment in any field which the Employee is suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

(k)“Employee” is defined in the introduction.

(l)“Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there is no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded will be the Fair Market Value.

(m)“Grant Date” is defined in Section 2.

(n)“Plan” is defined in the introduction.

(o)“Restricted Period” is defined in Section 2.

(p)“Restricted Stock Units” is defined in Section 1.

(q)“Retirement” means either: (i) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 60 and 25 years of service, or (ii) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 55 and 20 years of service, subject, however, to the approval of either (A) the Committee, if Employee is an executive officer of the Company at the time of Employee’s election to retire, or (B) the Retirement Committee, if Employee is not an executive officer of the Company at the time of Employee’s election to retire, which approval under clauses (A) or (B) may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable.

(r)“Retirement Committee” means a committee consisting of the Company’s Vice President of Human Resources, the Director of HR Operations and the Compensation & Benefits Manager.

(s)“Settlement Date” is defined in Section 3.

(t)“Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

(u)“Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries; provided, however, that temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries are not considered a Termination of Employment.

(v)“Transfer” is defined in Section 5(a).

(w)“Vesting Date” is defined in Section 2(a).

12.Committee Determination. Any questions as to whether and when (i) the Employee has engaged in Detrimental Activity, (ii) there has been a Disability, or (iii) there has been a Termination of Employment and the cause of such termination, will be resolved by the Committee, and its determination will be final.

13.Miscellaneous.

(a)Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions contained in this Agreement.  Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof.  Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior or subsequent awards.

(b)Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.

(c)This Agreement will bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees).  Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(d)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)This Agreement may not be amended or modified except by a written agreement executed by the Company and Employee or their respective heirs, successors, assigns and legal representatives.  The captions of this Agreement are not part of the provisions hereof and are of no force or effect.

(f)The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement will not be deemed to be a waiver of such provision or right or any other provision or right herein.

(g)Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(h)This Agreement and the Plan (a) constitute the entire agreement among the Employee and the Company with respect to the Restricted Stock Units and this Agreement supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder.  Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Restricted Stock Units other than those expressly set forth herein or in the Plan, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the Restricted Stock Units, other than those referred to in clause (i) above.

(i)This Agreement will be governed by and construed in accordance with the laws of the State of Texas (except that no effect will be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).  Venue for any dispute arising under this Agreement will lie exclusively in the state and federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

14.Section 409A Compliance. This award of Restricted Stock Units is intended to be exempt from or to comply with the provisions of Code Section 409A and will be construed and interpreted accordingly.  If Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date of his or her “separation from service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h), the time of payment otherwise specified in this Agreement will be deferred to the extent required by Code Section 409A.

15.Clawback Policy. The Company’s policy on recoupment of performance-based bonuses, as amended from time to time (its “Clawback Policy”), will apply to the Restricted Stock Units, any shares of Common Stock delivered hereunder, and any profits realized on the sale of such shares to the extent that Employee is covered by the Clawback Policy. Employee acknowledges that if Employee is covered by such policy, the policy may result in the recoupment of Restricted Stock Units awarded, any shares of Common Stock delivered hereunder and profits realized on the sale of such shares either before, on or after the date on which Employee becomes subject to such policy.

16.Acceptance of Award.  Employee is deemed to accept the award of Restricted Stock Units under this Agreement and to agree that such award is subject to the terms and conditions set forth in this Agreement and the Plan unless Employee provides the Company written notification not later than 10 days after Employee’s receipt of this Agreement of Employee’s rejection of this award of Restricted Stock Units (in which case such awards will be forfeited and Employee will have no further right or interest therein as of such date).

SCHLUMBERGER LIMITED

By:
Paal Kibsgaard